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                      [GALLAGHER & KENNEDY P.A. LETTERHEAD]

                                December 11, 2001

VIA ELECTRONIC MAIL

Great Western Land and Recreation, Inc.
5115 North Scottsdale Road, Suite 101
Scottsdale, Arizona 85250

         RE:      GREAT WESTERN LAND AND RECREATION, INC.
                  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         As legal counsel to Great Western Land and Recreation, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-4, Registration No. 333-71644 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on October 16, 2001 and amended on or about December 11, 2001, in connection with the registration by the Company under the Securities Act of 1933, of the Company's shares of common stock, par value $.001 per share (the "Shares"). The facts, as we understand them, are set forth in the Registration Statement.

         With respect to the opinions set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

         A. Merger Agreement among quepasa.com, inc., Great Western Land and Recreation, Inc., GWLAR, Inc., and GWLR, LLC, dated August 6, 2001

         B. Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on June 22, 2001 certified by the Delaware Secretary of State on September 12, 2001;

         C.       The Bylaws of the Company;


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         D.       Good Standing Certificate from the State of Delaware issued by the Secretary of State on December 11, 2001;

         E.       The Stock Ledger of the Company:

         F.       The Registration Statement;

         G. Resolutions of the Board of Directors of the Company approving the execution and delivery of the Merger Agreement, the issuance of shares of common stock and the transactions in connection therewith.

         Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that, when (a) the Registration Statement as then amended shall have been duly declared effective by the Commission, (b) the merger pursuant to the Merger Agreement shall have been completed, (c) the certificates representing the Shares have been duly issued, executed and delivered, and (d) consideration has been received by the Company as described in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

         Please be advised that we are members of the Bar of the State of Arizona and we do not purport to be experts on, or to express any opinion as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of Arizona. Further, our opinion is based solely on existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may have been brought to our attention after the date hereof.

         We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.

                                            Very truly yours,

                                            /S/  GALLAGHER & KENNEDY, P.A.